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                                   - 34 -

                                (Exhibit 10)
                            SEPARATION AGREEMENT

      GRAHAM KING and SHARED MEDICAL SYSTEMS CORPORATION have reached the following Agreement regarding Mr. King's resignation from the Company effective as of November 30, 1993. In this Agreement, "Employee" refers to Mr. King. "Company" refers to Shared Medical Systems Corporation.

  A.  Settlement Amounts.
      ------------------

  1.  PAYMENTS.

  After November 30, 1993 and until the earlier of October 31, 1994 or Employee's subsequent full-time employment (including full-time self-employment), the Company will pay Employee the following on a monthly basis:

      (1) an amount equal to Employee's current monthly salary before taxes; (2) premium payments to continue Employee's medical and dental benefits under COBRA; (3) premium payments to continue Employee's life insurance coverage of $250,000 under an individual policy converted from the group policy; and (4) premium payments to continue Employee's disability insurance coverage at the same level of current Company policy. If Employee continues medical and dental coverage under COBRA or life insurance or disability coverage under the individual policies after the above stated time period, Employee will be responsible for the premium payments.

  If prior to October 31,1994 Employee is employed part-time, or self-employed part-time, SMS will pay Employee monthly (i) the difference between Employee's current monthly salary before taxes and the amount of Employee's income from employment or self-employment before taxes during the month, and
  (ii) the amounts described in items (2), (3) and (4) above.

  Employee will remain covered under the term life insurance policy provided by SMS until the first anniversary of such policy on July 18, 1994. Employee will be eligible for retirement pay of $5000 monthly for 20 years beginning at age 58. Subsequent to October 31, 1994, upon Employee's request, SMS will consider starting the retirement payments at an earlier date, on a discounted basis; the number of monthly payments would not change. However, SMS will not commit to this change at this time. In the event the Employee dies prior to receiving full payment of his retirement income, his spouse at the time of his death shall receive the remaining monthly payments until the earlier of (i) her death or (ii) the time at which all required

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                                   - 35 -


  payments have been made. Employee's Retirement Savings Plan monies will be paid in accordance with Plan provisions.

  Notwithstanding the above, SMS shall have the right to discontinue payments of the amount equal to Employee's monthly salary (or a portion of it) and the bonus payment if Employee hires or solicits for employment any person who is currently an SMS employee, or if Employee makes any negative comments about SMS (except as required under subpoena).

  2.  OPTIONS.

      a.  GRANT UNDER THE 1986 PLAN.

      Employee holds 37,800 currently exercisable Options granted by the Company to Employee on January 9, 1991 under the Company's 1986 Non-Qualified Stock Option Plan. Company will cause such Options to remain exercisable until April 30, 1994, subject to the restriction below. Company will make the "Trade Saver" cashless exercise program available to Employee for the cashless exercise and sale of the 37,800 Options at any time between the date of this Agreement and April 30, 1994, subject to the restriction below.

      b.  GRANT UNDER THE 1982 PLAN.

      The Company will cause to vest on October 15, 1993, 20,000 Options granted to Employee on January 9, 1991 under the Company's 1982 Non-Qualified Stock Option Plan and originally scheduled to vest on January 9, 1994. In accordance with the 1982 Plan, these 20,000 Options must be exercised on or before November 30, 1993, the effective date of Employee's resignation, subject to the restriction below.

      c.  RESTRICTION.

      Employee acknowledges that the Company is currently in a "black-out" period, during which the Company prohibits all trading of its securities by executive officers, except for exercises of outstanding options. Employee further acknowledges that the Trade Saver cashless exercise program, because it involves a sale of the shares issued upon exercise of options, will not be available to Employee during such black-out period. Employee agrees not to sell any shares (including those resulting from exercised options) prior to notification from the Company that the black-out period has expired.

  3. TOTAL AMOUNT; TAXES. Employee understands that this settlement is more than the Employee is entitled and that this settlement amount is the total amount the Employee will receive from the Company. Employee will receive no further wage, vacation, stock option or any other payments or grants from the Company. Those settlement amounts which are monthly payments will be made in accordance with the normal Company payroll cycle. Employee understands that the Company will deduct from the settlement payments any federal withholding taxes and other deductions the Company is required by law to make from wage payments to employees. Employee will be responsible for any and

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                                    - 36 -


  all taxes relating to the amounts paid to him pursuant to this Agreement, including withholding taxes on the exercise of options.

  B.  Complete Release.
      ----------------

  For and in consideration of the foregoing benefits and payments, which you agree are more than the Company is required to pay under its normal policies and procedures, you have agreed to release the Company, any related companies, and the employees and directors of any of them from all claims or demands Employee may have based on Employee's employment with the Company or the termination of that employment. This includes a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act which prohibits discrimination based on disability; or any other federal, state or local laws or regulations prohibiting employment discrimination. This includes a release by Employee of any claims relating to pay and commissions owed or any other form of additional compensation other than as set forth in the first paragraph. This also includes a release by Employee for any claims for wrongful discharge. This release covers both claims that Employee knows about and those he may not know about.

  This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the date the Employee signs this Agreement.

  This Agreement does not waive or release any rights that Employee may have for indemnification under SMS' By-Laws.

  C.  No Future Lawsuits.
  --  ------------------

  Employee agrees never to file a lawsuit asserting any claims that are released in the above paragraph. If Employee breaks Employee's promise of no future lawsuits and files a lawsuit based on legal claims that Employee has released, Employee will pay for all costs incurred by the Company, any related companies or the directors or employees of any of them, including reasonable attorneys' fees, in defending against the Employee's claim.

  D.  Non-Admission of Liability.
      --------------------------

  The Company makes this Agreement to avoid the cost of defending against any possible lawsuit. By making this Agreement, the Company does not admit that it has done anything wrong.

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                                    - 37 -


  E.  Period for Review and Consideration.
      -----------------------------------

  Employee understands that Employee has been given a period of 21 days to review and consider this Agreement before signing it. Employee further understands that Employee may use as much of this 21 day period as Employee wishes prior to signing. Employee is advised to consult with an attorney before signing this Agreement. Employee understands that whether or not to do so is Employee's decision.

  Employee may revoke this Agreement within 7 days of Employee's signing it. Revocation can be made by delivering a written notice of revocation to Mr. R. James Macaleer, Chairman, Shared Medical Systems Corporation, 51 Valley Stream Parkway, Malvern, Pennsylvania 19355. For this revocation to be effective, written notice must be received by Mr. Macular no later than the close of business on the seventh day after Employee signs this Agreement. If Employee revokes this Agreement it shall not be effective or enforceable and Employee will not receive the benefits and payments described in the first paragraph.

  F.  Employee's Obligations.
      ----------------------

  Employee shall not disclose the fact or terms of this Agreement to any person or entity except for disclosures to members of Employee's immediate family or financial or legal advisors who have been or will be involved with the matters herein in the ordinary course and who will keep the information confidential, except as ordered by a court.

  Employee agrees to honor his post-employment obligations as described in Provisions 9, 10 and 11 of his Employment Agreement, dated January 10, 1991, with the Company. All payments under this Agreement will be voided if Employee violates these provisions.

  G.  Other Employment.
      ----------------

  Employee agrees that should he find other employment, he will notify Company promptly and the settlement payments will cease immediately. In addition, Employee agrees to repay Company for any monies received after the time when he begins new employment. Company agrees not to protest Employee's entitlement to unemployment compensation.

  H.  Entire Agreement.
      ----------------

  This is the entire Agreement between Employee and the Company. This Agreement supersedes any and all other prior agreement(s) between Employee and the Company, including without limitation, the Employment Agreement dated January 10, 1991, except to the extent provisions of such Employment Agreement survive as

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                                    -38-

  provided herein. The Company has made no promises to Employee other than those in this Agreement. This Agreement can only be modified in writing signed by both Employee and the Company.

  PLEASE READ THIS AGREEMENT CAREFULLY. IF YOU AGREE THAT IT ACCURATELY AND ENTIRELY SETS FORTH THE TERMS OF OUR AGREEMENT, THEN PLEASE SIGN AND RETURN ONE ORIGINAL TO ME AT YOUR EARLIEST CONVENIENCE, AND IN NO EVENT LATER THAN 21 DAYS FROM TODAY. AFTER YOU DO SIGN IT, YOU WILL HAVE 7 DAYS TO CHANGE YOUR MIND AND REVOKE YOUR AGREEMENT.


               /s/ Graham O. King
            ----------------------------------
            Employee

            Date:  12/15/93
                 ------------------------
            SHARED MEDICAL SYSTEMS CORPORATION

            By:  /s/ R. James Macaleer
               -----------------------------------
            Date:  12/16/93
                 -----------------------------

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